FOR IMMEDIATE RELEASE
                                                 PREMIUM STANDARD FARMS, INC.
                                                      CONTACT:  CHARLIE ARNOT
                                                                (816)472-7675

           PSF GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR 2ND QUARTER

KANSAS CITY, MO, NOVEMBER 1, 2001 - PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported earnings for its fiscal year
2002 second quarter ended September 29, 2001. Net income in the second quarter was $15.9 million compared to $9.1 million in the second quarter of last year.

        "Our second quarter financial results reflect the impact of our acquisitions in North Carolina, strong operating performance overall and favorable market conditions," said John M. Meyer, Chief Executive Officer.

        Net income in the first six months of fiscal 2002 was $25.0 million compared with net income of $18.6 million in the same period for last year.

        Net sales for the quarter totaled $176.6 million, up 58% from $111.9 million in the comparable period last year. Sales for the first six months of fiscal 2002 were $347.8 million, compared to $199.9 million last year, an increase of 74%. The acquisitions of The Lundy Packing Company and Premium
Standard Farms of North Carolina, Inc. accounted for most of the increase in sales.

        Premium Standard Farms, Inc., a wholly owned subsidiary of PSF Group
Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United
States. The Company markets fresh pork to discriminating retailers, further processors, and export customers in more than 20 countries. Premium Standard
Farms, Inc. is the nation's second largest pork producer and eighth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina and Texas. Additional information is available on the Internet at www.psfarms.com.

                    PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (in 000's)

                                                         13 Weeks Ended                     26 Weeks Ended
                                                 September 29,    September 23,      September 29,    September 23,
                                                      2001             2000              2001             2000
                                                 ---------------  ---------------    --------------   --------------

Net Sales                                             $ 176,567        $ 111,912         $ 347,729        $ 199,832
Cost of Goods Sold                                      139,344           86,725           280,720          150,408
                                                 ---------------  ---------------    --------------   --------------
     Gross Profit                                        37,223           25,187            67,009           49,424

Selling, General and Administrative Expenses              5,602            4,152            11,238            7,603
Amortization Expense                                          -              540                 -            1,050
Other Income                                                (80)             (77)             (108)            (513)
                                                 ---------------  ---------------    --------------   --------------
     Income from Operations                              31,701           20,572            55,879           41,284

Interest Expense (Income):
   Interest Expense                                       5,203            5,419            12,129           10,098
   Interest Income                                         (138)             (89)             (268)             (93)
                                                 ---------------  ---------------    --------------   --------------
Interest Expense, net                                     5,065            5,330            11,861           10,005
                                                 ---------------  ---------------    --------------   --------------
     Income before Income Taxes                          26,636           15,242            44,018           31,279

     Income Tax Expense                                  10,694            6,163            17,663           12,682
                                                 ---------------  ---------------    --------------   --------------

Net Income before extraordinary items                    15,942            9,079            26,355           18,597

Loss on early extinguishment of debt, net of tax              -                -             1,315                -

                                                 ---------------  ---------------    --------------   --------------
Net Income                                             $ 15,942          $ 9,079          $ 25,040         $ 18,597
                                                 ===============  ===============    ==============   ==============